  Exhibit 99.1

CorMedix Announces NYSE American Acceptance of Plan to
Regain Listing Compliance

Berkeley Heights, NJ – August 31, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that NYSE Regulation has accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards set forth in Sections 1003(a)(i-iii) of the NYSE American Company Guide. CorMedix submitted its plan on July 16, 2018, and has been granted a plan period through December 16, 2019.

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2018, CorMedix was notified on June 14, 2018, by the Exchange that the Company was not in compliance with Section 1003(a)(i)-(iii) related to insufficient stockholders’ equity.

This notice from the Exchange has no immediate impact on the listing of the Company’s common stock on the Exchange. The listing of CorMedix’s common stock is being continued during the plan period, during which time the Company will be subject to periodic review to determine whether CorMedix is making progress consistent with the accepted plan. If the Company does not make progress consistent with the plan during the plan period, the NYSE may initiate delisting proceedings as appropriate.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; risks related to obtaining FDA approval of the new drug application for Neutrolin; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746